Exhibit 10.16

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OFFICE SERVICE AGREEMENT

This Office Service Agreement (this “Agreement”) is made this 19th day of August, 2005, by and between the Center (“us” or “we”) and the Client (“you”) identified in the following Schedule of Terms.

Schedule of Terms

Initial	Term: 6 (months) Start Date: September 1, 2005 Ending Date: February 28, 2006

Center:	Tysons Business Center, LLC	Client:	LUNA INNOVATIONS
Phone:	703/918-4848	Phone:	540-314-3000
Fax:	703/918-4847	Fax:
Contact:	Cynthia Aungst	Contact:	Scott Graeff
Email:	caungst@metroffice.com	Email:	graeffs@lunainnovations.com

Center:		Billing address	(if other than at Center):
Address:	8300 Greensboro Drive	Address:	2851 Commerce Street
	Suite 800		Blacksburg, VA 24060
McLean, VA 22102
Contact:
Phone:
Fax:
Email:

Use:	Business Development Office

[enter a detailed description of business or service in which client will engage in the Center]

Standard Service Fees:

Office Number	Approx. Size	Price/mo.	Total
31	210 s.f.	$2310.00	$2310.00
2	110 s.f.	$1150.00	$1150.00

Service	Quantity	@Price	Total
Phone	2	75.00	$150.00	*
Fax/Modem	1	25.00	$25.00
T-1	2	200.00	$200.00	*
Kitchen Services	2	20.00	$40.00	*
Parking	2	30.00	$60.00	*
Conference Rooms	8 hours	.00	$.00
411 Listing	0	3.00	$.00

Monthly Standard Service Fee:	$3935.00	(sum of office and service totals)
Refundable Service Deposit:	$3935.00
Refundable Toll Deposit:	$300.00
Office Set-up Fee:	$160.00	(includes 4 office keys, 3 security cards, 1 directory listing)
Telephone (3)/Fax (1)/Internet (3) Installations:	$750.00	(additionally includes VM Message Tree Installations/special yearly fee
Last September Complimented Contract Fee:	$(3935.00)
Total Amount Due at Signing:	$5145.00

Addenda/Other: “TBCL will compliment 2nd person in Office 31 monthly ($225 value = 1 telephone/vm, 1 internet, 1 kitchen, 1 parking). The monthly contract fee of $3935 will be complimented for the month of September, 2005.

Signatures: The Agreement between the Center and the Client consists of this Schedule of Terms, the Terms and Conditions attached hereto and the Rules and Regulations, the current version of which is attached hereto, each of which you confirm you have read and understood. By executing below, we both agree to be bound by the Agreement in all respects and to perform our respective obligations hereunder. Important Note: The term of the Agreement as set forth above is subject to the automatic renewal provisions of Paragraph 13 of the Terms and Conditions. Unless you provide the notice required by that provision, your obligation to pay standard service fees does not end with the end of the initial term of this Agreement.

CENTER:		CLIENT:

By:		By:	/s/ SCOTT GRAEFF / CFO
	Kathlene Buchanan President/Manager	Name/Title
		Date:	8/24/05

GUARANTOR:

[By:]

Print Name and, if applicable, Title
Date:

OFFICE SERVICE AGREEMENT

Terms and Conditions

The following Terms and Conditions are a material part of the Office Service Agreement by and between the Center and Client identified on the Summary of Terms to which this is attached.

1. OFFICES; STANDARD SERVICE FEES. We will provide you those serviced and furnished office(s) identified on the Schedule of Terms during the term of this Agreement, as extended from time to time. As a client of the Center, you also have the use of the common areas in the Center on a shared basis with other clients and in accordance with the policies established by the Center from time to time. You will have access to your office(s) twenty-four (24) hours a day, seven (7) days a week. We reserve the right to relocate you to equal or larger sized office(s) in the Center and if we exercise that right, the cost and expense of the relocation will be borne by us. We also reserve the right to show the assigned office(s) to prospective clients and others, as necessary. We will use reasonable efforts to minimize inconvenience to you when doing so.

2. ADDITIONAL SERVICES. The Center offers various services to its clients on an as requested basis for fees established by the Center. We will provide a fee schedule for available services upon your request. The fee schedule is subject to change from time to time without prior notice. Fees are billed to your account as services are provided and are payable per Paragraph 3 below. The Client is liable for all fees for services requested or authorized by Client’s employees or other persons with apparent authority to act on your behalf. If any default occurs under this Agreement, we may cease to provide any or all services including telephone service without resort to legal process. The standard service fee includes cleaning, maintenance, utility and heating and air conditioning services within the Center as provided by the Building landlord during normal operating hours of the Building. If you require heating and air conditioning services outside the Building’s normal operating hours, we will ask the Building landlord to provide those services and you will pay all charges in connection therewith. After hours HVAC is available at an additional fee.

3. PAYMENTS; DEPOSITS. Upon execution of this Agreement, you are obligated for the monthly service fee for the entire term of this Agreement. The standard service fee is payable in monthly installments in advance on the 1st of every month (the “payment due date”). Fees for additional services billed to your account during the preceding period and all applicable sales or use taxes are also due and payable on the payment due date. You agree to pay a late fee equal to 10% or $50.00 (whichever is greater) of any amount not paid by the 5th of the month. Upon execution, you must pay the first month’s standard service fee, set-up fee and refundable deposits specified in the Schedule of Terms. Deposits will not be kept in a separate account from other funds of Center and no interest will be paid to you on any deposit moneys we hold. Deposits may be applied to any fees or other amounts due and unpaid at any time in our sole discretion. If so applied, we may require you to replenish the deposit to the amount originally required or to a greater amount, if we determine necessary based on your payment history. The deposit (less amounts applied to your obligations hereunder) will be refunded to you within sixty (60) days after the end of the term of this Agreement.

4. USE. You may only use the Center and the assigned office(s) for the conduct of the business identified in the Schedule of Terms and for no other purpose. You will observe and strictly comply with all Rules and Regulations of the Center and the Building in effect from time to time. The Center’s current Rules and Regulations are attached hereto. We reserve the right to amend or supplement the Rules and Regulations at any time by informing you in writing of any such change. You are responsible for ensuring that all persons present in the Building or the Center at your invitation or request also comply with the Rules and Regulations.

5. LIMITATION OF LIABILITY. You acknowledge that due to the imperfect nature of verbal, written and electronic communications, neither the Center, the Building landlord nor their respective officers, directors, employees, agents or affiliates shall be responsible for damages, direct indirect or consequential, resulting in whole or in part from the failure to furnish any service, including conveying telephone messages, faxes and other communications. Your sole remedy and our sole obligation for any failure to render any service, any error or omission, delay or interruption of any service, is an adjustment to your account for the charges for such service for the period during which the failure, error, delay or interruption continues. No adjustment will be made if the failure, error, delay or interruption of service occurs while you are in default under this Agreement.

With the sole exception of the remedy set forth in the immediately preceding paragraph, Client expressly and specifically waives and agrees not to make any claim for damages, direct, indirect or consequential, including but not limited to damages for lost business or profits, arising out of any failure to furnish any service, any error or omission with respect to any service, or any delay, interruption or suspension of services for any reason. To the fullest extent permissible under applicable law, Center disclaims any and all warranties with respect to the services provided or to be provided to Client, with respect to the Facility, the Building and any property or service related thereto, whether or not specifically mentioned herein, including any warranty of merchantability or fitness for a particular purpose.

6. LICENSE AGREEMENT. This Agreement is not a lease and does not create any Interest in real property. This Agreement is a contractual arrangement under which the Client is granted a license to use certain areas of the Center upon payment of the fees and charges set forth herein. Center retains sole and exclusive legal possession and control of the entire Center. This Agreement and the rights and duties of both the Center and the Client are subject to the terms of the Center’s lease with the Building landlord. This Agreement terminates simultaneously with the termination of Center’s lease or the termination of the operation of Center for any reason. You acknowledge that you do not have any rights under the Center’s lease with the Building landlord. Upon the termination of this Agreement for any reason, whether at expiration of the term or otherwise, your license to occupy the Center is automatically revoked.

7. DAMAGES AND INSURANCE. You are responsible for any and all damage to the assigned office(s) beyond normal wear and tear and for any damage to the Center, the Building or any personal property of others therein if such damage is caused by you, your employees, agents, contractors, invitees or guests. We reserve the right to inspect your office(s) from time to time and to make necessary repairs. If we make any repairs to correct damage for which you are responsible, you must pay for those repairs. You are responsible for insuring your personal property against all risks.

8. WAIVER AND INDEMNITY. You acknowledge and agree, on behalf of yourself, your employees, agents, invitees and guests, that the Center is not responsible for damage to or loss of any personal property in the Center (whether such personal property belongs to you, your employees, agents, invitees or guests or is otherwise under your control), nor for any claims for damages for personal or bodily injury or death suffered by you, your employees, agents, invitees or guests, whether caused by the act or omission of the Center or its employees or any other person or event, including our own negligence, and you hereby waive all such claims and rights of recovery against the Center, its affiliates, and their respective officers, directors, employees and agents (collectively, the “Center and its affiliates”). Personal property in your offices is understood to be in your control. You agree to indemnify, defend and hold the Center and its affiliates harmless from all claims for damage to or loss of personal property and for personal or bodily injury or death unless caused solely and directly by our gross negligence. You further agree to indemnify, defend and hold the Center and its affiliates harmless from all claims for loss or damage suffered by or claimed against the Center or its affiliates, directly or indirectly, arising, in whole or in part, from (a) your use of the Center or the conduct of your business therein, (b) any negligent act or omission of Client, its employees, contractors, agents, invitees or guests, and (c) your breach of this Agreement.

9. DISPOSITION OF PROPERTY. When the term of this Agreement ends, you must remove your personal property from the Center and leave the office(s) and our property in the same condition in which they were on the data you began using them, normal wear and tear excepted. We will not be responsible for any personal property left in the Center after this Agreement ends. Anything you leave will be considered abandoned and may be disposed of by us however we determine, without any liability to you whatsoever.

10. DEFAULT. If you fail to pay any service fees or other charges when due and that failure continues for five (5) days after we notify you in writing or if you fail to perform or observe any other term of this Agreement and that failure Is not connected within ten (10) days after we notify you in writing, you will be in default of this Agreement. If the failure in performance cannot be corrected or if you repeatedly fall to perform your obligations, or if you engage in any illegal conduct in or about the Center or the Building, you shall be in default immediately upon the occurrence of such event without any notice and without any opportunity to cure.

11. REMEDIES. On default, we take any one or more of the following actions, without resort to legal process and without further notice to you:

(a) Terminate this Agreement;

(b) Demand immediate payment of all unpaid fees and charges, including all standard service fees for the remainder of the term of the Agreement, including any extensions;

(c) Deny you access to the Center and the assigned office(s) and cease providing any or all services;

(d) Take possession of your personal property in the Center, in which case, we will store such property, at your expense, until taken in full or partial satisfaction of any lien or judgment we obtain; or

(e) Pursue any other remedies allowed by law.

12. NO WAIVER. If we accept partial performance or payment from you, it will not constitute a waiver of our rights for your default. No matter how many times we allow a default or variance in your performance, we may at any time, without notice, require strict adherence to this Agreement, prohibit future variances or pursue our remedies for existing defaults. This Agreement can only be amended in a writing signed by the Center and the Client and no conduct by the parties will change the terms of this Agreement. You acknowledge that we may pursue our remedies for your default in whatever order or manner we chose. If we elect to terminate services to you upon your default, we are not limiting in any manner any other right or remedy we may have.

13. AUTOMATIC RENEWAL. Upon the expiration of the Initial term, and each extension of the term, this Agreement shall automatically renew and the term shall be extended for an additional period equal to the initial term, upon the same terms and conditions contained herein except that standard service fees shall be at the then applicable rates established by the Center for your serviced office(s). If you do not want the term of this Agreement to renew, you must give us written notice of non-renewal not less than sixty (60) days prior to the scheduled end of the term (ninety (90) days if you are using three or more offices). Likewise, if we do not want the term of this Agreement to renew, we must provide you with written notice within the same time periods.

14. RESTRICTION ON HIRING. The Center’s employees are an essential part of our ability to deliver the services and operate our business. We have carefully selected and trained our staff to ensure that you and our other clients receive the highest quality service in the industry. Our staff members are part of our investment in our business and for this and other reasons, losing an employee is a loss of value. During the term of this Agreement and for six (6) months afterwards, you agree that you will not solicit or offer employment to any of the Center’s employees. If you breach that agreement or if you hire one of our employees during that period, you must compensate us for the loss and damage we will suffer as a consequence and you agree to pay us the equivalent of one year’s salary for each of the employees concerned.

15. MISCELLANEOUS.

(a) All required notices are to be in writing and shall be hand delivered or sent by USPS registered or certified mail, postage prepaid or reputable overnight delivery service with proof of delivery, addressed to the Center or to the Client at the address set forth in the Schedule of Terms.

(b) In the event a dispute arises under this Agreement, you agree to submit the dispute to mediation. If mediation does not resolve the dispute, you agree to submit the matter to binding arbitration. The non-prevailing parry shall pay the prevailing party’s attorney’s fees and costs of the arbitration, all as determined by the arbitrator. Furthermore, if a court decision prevents or if we elect not to submit the dispute to arbitration, then the non-prevailing party as determined by the court shall pay the prevailing party’s reasonable attorney’s fees and costs. Nothing in this paragraph will prohibit the Center from seeking equitable relief including without limitation any action for removal of the Client from the Center after the license has been terminated or revoked.

(c) Where this Agreement recites a particular example of the general statement, the inclusion of the particular example does not exclude any other particular instance or circumstance or limit the applicability of the general statement. Thus, when the phrase ‘including’ is used in this Agreement, it means ‘including but not limited to.’

(d) This Agreement is governed by the laws of the state in which the Center is located.

(e) Client may not assign this Agreement without our prior written consent, which will not be unreasonably withheld. We reserve the right to assign this Agreement and delegate our responsibilities hereunder.

(f) The Agreement, consisting of the Schedule of Terms, the Terms and Conditions and the Rules and Regulations, is the entire Agreement between Client and Center and supersedes any and all prior agreements, written or oral. IMPORTANT NOTE: The Rules and Regulations of the Center as in effect from time to time are a material part of the Agreement and you are bound by them and must observe and comply with them at all times. Violations of the Rules and Regulations by you or any person in the Center or the Building at your invitation or behest shall be a default under the Agreement and will constitute sufficient cause for termination of the Agreement. If we amend or supplement the Rules and Regulations, we will provide prior written notice of the change or supplement in accordance with Paragraph 15.a. above and upon delivery of such notice, you will be bound by those changes or supplements. To the extent the Building rules and regulations in effect from time to time are more restrictive than the Center’s Rules and Regulations, the Building rules and regulations will be deemed paramount.

Rules and Regulations

The Rules and Regulations are intended for the safety, comfort and well-being of all clients of the Center and the tenants of the Building in which the Center is located.

1. Client recognizes that the Center is a professional environment and will maintain its assigned office(s) and dress accordingly. Entrances, hallways, stairways and elevators shall not be obstructed or encumbered by any client or used for any purpose other than ingress and egress. Nothing shall be placed or left in the common areas of the Center. The common areas of the Building are under the control of the Building owner and shall be used by clients in strict accordance with the rules and requirements of the Building owner.

2. Nothing shall be hung in any window or door in the Facility nor shall any sign, advertisement, notice or other lettering be affixed on any part of the Faculty outside of a client’s office or inside any office in such a manner that the same is visible from the corridors of the Facility. Nothing shall be affixed to the walls of any office by drilling into the walls or by any other method, which damages the walls nor shall the ceiling tiles, light diffusers or air conditioning vents be removed or altered in any way.

3. Clients shall not allow noise or objectionable odors to emanate from any office or secretarial bay, nor cause or allow disturbing noise or odors in the public areas of the Facility. If Client uses an impact or dot matrix printer or paper shredder, the office door must be closed when that equipment is in use. Other than a personal computer, desktop printer or facsimile machine, Client will not bring any office equipment onto the premises without permission from the Center.

4. No bicycles, vehicles or animals, birds or pets of any kind shall be brought into the Building or the Center except working dogs assisting disabled persons nor shall any flammable, combustible, explosive, hazardous or toxic fluid, chemical or substance be brought into the Center.

5. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any client, nor shall any changes be made in existing locks or the mechanism thereof. Upon departure from the Center, all keys to offices, furniture and lavatories must be returned to the Center and in the event of the loss of any keys, the client is responsible for the cost of replacing or re-keying locks.

6. All deliveries must be coordinated through us and will take place in such manner and during such hours as the Center may require. We reserve the right to inspect all deliveries brought into the Center and to exclude any deliveries, which violate these rules and regulations or those of the Building. The Center is not liable for any damages or claims arising from deliveries accepted on behalf of client. We also reserve the right to exclude from the Center at all times any person who is not known or does not properly identify him or herself to Center staff. We may require all persons entering or leaving the Center to register. Each client is responsible for all persons who enter the Building at the request or invitation of such client or to conduct business with the client.

7. Each client, before closing and leaving its office, shall turn off its office lights and, if client is in the Center outside of the normal business hours of the Center, shall also turn off the common area lights in the Center and ensure that the suite entry doors are locked. If client uses any conference room or other common facility in the Center after business hours, client shall restore the area to a clean and orderly condition prior the opening of business in the Center the following day. If client fails to do so, client will pay for clerical time necessary for Center staff to restore the areas to such condition.

8. Clients may not use any part of the Center for sleeping or for any illegal purpose.

9. Only the Center, its staff and the vendors designated by us may provide or perform services for clients of the Center. No client shall provide or offer to provide services to other clients of the Center, nor solicit other clients for services. The employees of the Building management are not available to perform any services for clients and shall not be requested by any client to perform any services or do any work. Contact with Building management is exclusively through the Center.

10. Clients may not use the name of the Center or the Building in any of client’s advertising. During the term of the Agreement, client may use the address of the Center as its business address. Center will comply with the Postal Service regulations regarding Client’s mail. Upon termination of the Agreement, client must notify all parties with whom client does business of their change of address. No client may file a change of address form with the Postal Service. All telephone, facsimile numbers and IP addresses are and remain the sole property of the Center and no numbers will be transferred to any client. For thirty (30) days after the expiration of the Agreement and client’s departure from the Center, we will provide a client’s new telephone number and address to incoming callers and will hold or forward mail, packages, and facsimiles at no cost to the client. Thereafter, those services remain available to clients at the then applicable fees.

11. The Center will assess a charge of $35.00 along with any applicable late fees for any check that is dishonored for any reasons. Checks are accepted in payment of fees and charges subject to collection and if a check is dishonored and returned, it will be as if the payment represented by the check had never been made. If a client has two returned checks, thereafter, payment will only be accepted by credit card, cashier’s check or certified funds.

12. If we have discontinued telephone or other services due to a default and thereafter agree to restore services and waive the default, we may require, among other things, that client pay a $100.00 re-connection fee to resume telephone services.

13. Client shall escort all guests through the suite. No guests are permitted to walk freely around the suite.

14. To maintain suite security, Client shall keep all security doors closed and locked at all times. Client shall not authorize access for other parties to enter the suite beyond Center operating hours. Client shall not use any equipment owned by the Center unless authorized by Center staff. Client shall not install or repair equipment located in the Center’s LAN room without written permission. An authorized representative of the Center must be present during such work.

We reserve the right to rescind, amend, alter or waive any of the Rules and Regulations at any time when, in our sole judgment, it is necessary, desirable or proper for the best interests of the Center and its clients. No rescission, amendment, alteration or waiver of any rule or regulation in favor of one client will operate in favor of any other client and we will not be responsible to any client for the non-observance or violation by any other client of any of the Rules and Regulations.